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[COMPANY LOGO]                                         NEWS RELEASE


Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA  93105
Tel 805.563.6855
Fax 805.563.6871

               CONTACTS
               Media:            Harry Anderson         (805) 563-6816
               Investors:        Paul Russell           (805) 563-7188



                 TENET RECEIVES ENDORSEMENT OF TWO MAJOR GROUPS

     SANTA BARBARA, CALIF. - SEPT. 28, 2000 - Tenet Healthcare Corporation (NYSE: THC) announced today that two major organizations have voiced support for management's nominees for director at Tenet's annual meeting on Oct. 11.

     The endorsements came from the American Federation of State, County and Municipal Employees (AFSCME), a labor union whose 1.3 million members hold about
6.5 million Tenet shares in pension trusts, and The Proxy Monitor, a widely respected independent proxy research, voting and auditing advisor whose clients include more than 150 institutional investors, according to its web site.

     AFSCME said it has mailed a letter to Tenet shareholders urging them to support management's nominees and describing a "troubling pattern" of conflicts that make a dissident slate of nominees headed by Dr. M. Lee Pearce of Miami Beach, Fla., "particularly unqualified to serve" on Tenet's board.

     "We do not believe that the Pearce Group will be an effective voice for shareholders on the Board of Directors or an advocate for reform in our Company," the AFSCME letter stated.


                                     -more-
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     In a report to its clients, The Proxy Monitor praised Tenet for outperforming its selected peer group for the year-to-date and performing "significantly better than the S&P Healthcare Index" during the same period.

     "We believe shareholders' interests would be best served by allowing management to continue implementation of its turnaround program," The Proxy Monitor report said.

     "We are gratified by the support of these important organizations that have done such thorough research on the issues," said Tenet Chairman and Chief Executive Officer Jeffrey C. Barbakow. "We believe this represents a solid endorsement of Tenet's strategy for success in this complex industry."

     The company also said it is aware that two other organizations, the California Public Employees' Retirement System and Institutional Shareholder Services, have announced support for the dissident slate.

     "We recognize the historic position of CalPERS and ISS on corporate governance issues," Barbakow said. "We have already addressed some of their concerns this year by redeeming the `poison pill' stockholder rights plan and removing the management director from the board's nominating committee. We will continue this dialogue with our shareholders about governance concerns. But we urge these groups to focus on what we believe are the true issues in this election - Tenet's improved financial performance and enhanced shareholder value, and the personal agenda of M. Lee Pearce."

     CalPERS represents less than one percent of Tenet's 315.7 million shares outstanding. ISS's opinion is advisory and does not necessarily reflect how the institutional investors who subscribe to its service will vote at the annual meeting.


                                     -more-

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     The company's annual meeting will be held at 9:30 a.m. PDT on Wednesday
Oct. 11 at the Regent Beverly Wilshire Hotel in Beverly Hills, Calif.

     Tenet Healthcare, through its subsidiaries, owns and operates 110 acute care hospitals with 26,939 beds and numerous related health care services. The company employs approximately 106,000 people serving communities in 17 states and services its hospitals from a Dallas-based operations center. Tenet's name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

                                      # # #

     Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.